NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND

SUPPLEMENT DATED SEPTEMBER 29, 2023

TO THE PROSPECTUS DATED JULY 28, 2023

Effective immediately, under the section entitled “Plan of Distribution – Class A1 and Class A2 Distribution and Service Plan – Sales Charge–Class A1 Common Shares – Sales Charge Reduction and Waivers,” the paragraph entitled Reinvestment Privilege is hereby deleted and replaced with the following paragraph:

Reinvestment Privilege. If you redeem Class A1 Common Shares of a Nuveen Fund, you may reinvest some or all of the proceeds in the same class of any Eligible Fund on or before the 90th day after the redemption without a sales charge unless the reinvestment would be prohibited by that Nuveen Fund’s frequent trading policy (if any). Special tax rules may apply. All accounts involved must have the same registration. This privilege does not apply to purchases made through Invest-A-Matic or other automatic investment services. The reinvestment privilege only applies to your Fund’s Class A1 Common Shares if you previously paid a front-end sales charge in connection with your purchase of such Class A1 Common Shares.

PLEASE KEEP THIS WITH YOUR PROSPECTUS

FOR FUTURE REFERENCE

MGN-HYIFPRO-0923P